Item 30. Exhibit (d) i.

C.M. Life Insurance Company

[1295 State Street, Springfield, MA 01111-0001]

Flexible Premium Variable Adjustable Life Insurance Policy

POLICY NUMBER	[0 000 000]

INSURED	[JOHN DOE]

OWNER	[SMITH & JONES]

READ THIS POLICY CAREFULLY. We have used examples to explain some of its provisions. These examples do not reflect the actual amounts or status of this Policy (“Policy”). In this Policy, the words “we,” “us,” and “our” refer to C.M. Life Insurance Company.

Subject to the terms and provisions of this Policy, we will pay the death benefit to the Beneficiary when due proof of the Insured’s death is received at our Administrative Office at [1295 State Street, Springfield, Massachusetts 01111-0001].

The terms of this Policy are contained on this and the following pages. For service and information on this Policy, contact the agent who sold the Policy or our Administrative Office. You may contact us at our Administrative Office, toll free: [1-800-272-2216], or visit our website at [www.massmutual.com].

YOU HAVE A RIGHT TO RETURN THIS POLICY. If You decide not to keep this Policy, return it within [ten] days after You receive it. The Policy may be returned by delivering or mailing it to our Administrative Office or to the agent through whom it was purchased. Then, this Policy will be as though it had never been issued. We will promptly refund: (a) any premium paid for this Policy; plus (b) interest credited to this Policy under the Guaranteed Principal Account; plus or minus (c) an amount that reflects the investment experience of the investment divisions of the Separate Account under this Policy to the date this Policy is received by us; minus (d) any amounts borrowed or withdrawn.

/s/ Roger W. Crandall	/s/ Tokunbo Akinbajo

President	Secretary

This Policy provides that:	Insurance is payable upon death of the Insured.

Within specified limits, flexible premiums may be paid during the Insured’s lifetime.

This Policy and any riders are non-participating.

The Amount Of Death Benefit and the duration of insurance coverage may be fixed or variable.

The variable account value of the Policy may increase or decrease in accordance with the experience of the Separate Account. There are no minimum guarantees as to the variable account value.

The fixed account value of the Policy earns interest at a rate not less than the minimum annual rate set forth in the Policy Specifications.

This Policy provides the Owner with the right to transfer this Policy to a Substitute Insured.

Table of Contents

POLICY SPECIFICATIONS	1
DEFINITIONS	2
LIFE BENEFITS	3
Rights Of Owner	3
Assigning The Policy	3
Changing The Owner Or Beneficiary	3
DEATH BENEFIT	3
Amount Of Death Benefit	3
Death Benefit Option(s)	4
Minimum Death Benefit	4
Changes In The Death Benefit Option	4
When We Pay	5
Interest On Death Benefit	5
Suicide Exclusion	5
Increases In The Selected Face Amount	6
Limitations On Increases	6
Decreases In The Selected Face Amount	6
Right To Transfer This Policy To A Substitute Insured	6
Transferring This Policy	6
Transfer Date	7
Transfer Method	7
Cost To Transfer	8
Policy Debt After Transfer	8
Riders After Transfer	8
Assignment Upon Transfer	8
PREMIUM PAYMENTS	8
Minimum Initial Premium	8
Planned Premiums	8
Premium Flexibility	8
Where To Pay Premiums	8
Right To Refund Premiums	9
Net Premium	9
Allocation Of Net Premiums	9
THE SEPARATE ACCOUNT AND THE GUARANTEED PRINCIPAL ACCOUNT	9
The Separate Account	9
Changes In The Separate Account	10
Accumulation Units	10
Purchase And Sale Of Accumulation Units	10
The Guaranteed Principal Account	10
ACCOUNT VALUES	11
Variable Account Value Of Policy	11
Fixed Account Value Of Policy	11
Transfers Of Values	12
Limitations On Transfers	12
MONTHLY CHARGES	13
Monthly Charges	13
Grace Period And Termination	14
REINSTATEMENT	15
When Reinstatement Can Be Made	15
Requirements To Reinstate	15
Policy After Reinstatement	15
SURRENDERS AND WITHDRAWALS	15
Right To Surrender	15
Cash Surrender Value	16
Making Withdrawals	16
How We Pay	16
LOANS	17
Right To Make Loans	17
Effect Of Loan	17
Maximum Loan Available	17
Interest On Loans	18
Policy Debt Limit	18
Repayment Of Policy Debt	18
Other Borrowing Rules	18
THIS POLICY IS NON-PARTICIPATING	19
GENERAL PROVISIONS	19
Entire Contract	19
Representations And Contestability	19
Misstatement Of Age [Or Gender]	20
Meaning Of In Force	20
Paid-up Policy Date	20
Status For Federal Tax Purposes	20
Annual Report	20
Conformity With Interstate Insurance Product Regulation Commission Standards	21
Amending This Policy	21
NOTES ON OUR COMPUTATIONS	21
Net Investment Factor	21
Accumulation Unit Value	21
Adjustments Of Units And Values	22
Basis Of Computation	22

POLICY SPECIFICATIONS

FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]	INSURED’S AGE [35] GENDER [M]

OWNER	[SMITH & JONES]

SELECTED FACE AMOUNT	[$100,000]

POLICY NUMBER	[123456789]

ISSUE DATE	[JAN 01 2021]

POLICY DATE	[JAN 01 2021]

PAID-UP POLICY DATE	[JAN 01 2081]

THE TELEPHONE NUMBER FOR THE [XYZ DEPARTMENT OF INSURANCE IS 1-000-000-0000.]

THESE POLICY SPECIFICATIONS SHOW SPECIFIC INFORMATION ABOUT THIS POLICY AND ARE REFERRED TO THROUGHOUT THE POLICY.

DEATH BENEFIT OPTION	[1]

PREMIUM INFORMATION

MINIMUM INITIAL PREMIUM	[$1,000.00]
PLANNED PREMIUM	[$1,000.00]
PLANNED PREMIUM FREQUENCY	[ANNUAL]

A NET PREMIUM WILL NOT BE LESS THAN [90.00%] OF PREMIUMS PAID.

LIMIT ON TOTAL PREMIUM PAYMENTS:

[None.]

[As of any date, the maximum limit on the sum of premiums paid under this Policy is the greater of items (A) or (B) below. This limit may be revised if this Policy is changed. These changes include, but are not limited to, withdrawals, changing the Selected Face Amount or Death Benefit Option, and adding or cancelling riders. If the limit is revised, revised Policy Specifications will be sent.

A.	$18,314.10; or

B.	$1,419.06 multiplied by the result of one (1) plus the number of full Policy Years elapsed.]

Payment of the Planned Premium amounts shown above may not be sufficient to continue the Policy and life insurance coverage in force.  The period for which the Policy and coverage will continue in force will depend on: (1) the amount, timing and frequency of premium payments; (2) changes in the face amount and the Death Benefit Option; (3) changes in the interest rates credited to our Guaranteed Principal Account and the investment performance of the divisions of the Separate Account; (4) changes in the monthly deductions from the account value of this Policy and any benefits provided by riders to this Policy; (5) changes in deductions from premium payments; and (6) loan and partial withdrawal activity.

POLICY CHARGES AND FEES:

MAXIMUM MORTALITY & EXPENSE RISK CHARGE PERCENTAGE:     [1.10%].

MAXIMUM COST OF INSURANCE CHARGES: See the Table(s) of Maximum Cost of Insurance Charges.

MAXIMUM ADMINISTRATIVE CHARGE: [$9.00] per month.

FACE AMOUNT CHARGE: See the Table of Monthly Face Amount Charges.

MAXIMUM LOAN INTEREST RATE EXPENSE CHARGE: [3.00%].

The fee to transfer to a Substitute Insured is $75.

RIDERS ATTACHED TO THIS POLICY:

[Cash Surrender Value Enhancement Rider]

[Overloan Protection Rider]

[Supplemental Monthly Term Insurance Rider]

BASIS OF COMPUTATION:

THIS POLICY HAS BEEN ISSUED ON A [UNISEX SEX DISTINCT] RATE BASIS.

MORTALITY TABLE:    [100%] TIMES THE 2017 COMMISSIONER’S STANDARD ORDINARY [80% MALE SEX DISTINCT] SMOKER DISTINCT AGE LAST BIRTHDAY ULTIMATE MORTALITY TABLE.

MINIMUM ANNUAL INTEREST RATE ON THE FIXED ACCOUNT VALUE: 1% PER YEAR.

SEPARATE ACCOUNT INFORMATION

THE SEPARATE ACCOUNT REFERRED TO IN THIS POLICY IS C.M. VARIABLE LIFE SEPARATE ACCOUNT [I].

THE DIVISIONS OF THE SEPARATE ACCOUNT ARE:

[American Century VP Capital Appreciation

American Century VP Inflation Protection

American Century VP International

BlackRock Basic Value V.I.

BlackRock High Yield V.I.

BlackRock Small Cap Index V.I.

BlackRock Total Return V.I.

BNY Mellon MidCap Stock

Delaware VIP® Emerging Markets

Delaware VIP® Small Cap Value

Eaton Vance VT Floating-Rate Income

Fidelity® VIP Bond Index

Fidelity® VIP Contrafund®

Fidelity® VIP Extended Market Index

Fidelity® VIP Freedom Income Service

Fidelity® VIP Freedom 2020

Fidelity® VIP Freedom 2025

Fidelity® VIP Freedom 2030

Fidelity® VIP Freedom 2035

Fidelity® VIP Freedom 2040

Fidelity® VIP Freedom 2045

Fidelity® VIP Freedom 2050

Fidelity® VIP Freedom 2055

Fidelity® VIP Freedom 2060

Fidelity® VIP Growth

Fidelity® VIP Index 500

Fidelity® VIP International Index

Fidelity® VIP Overseas

Fidelity® VIP Real Estate

Fidelity® VIP Total Market Index

Franklin Mutual Global Discovery VIP

Franklin Small Cap Value VIP

Franklin Strategic Income VIP

Goldman Sachs Core Fixed Income

Goldman Sachs Growth Opportunities

Goldman Sachs International Equity Insights

Goldman Sachs Mid Cap Value

Goldman Sachs Small Cap Equity Insights

Invesco Oppenheimer V.I. International Growth

Invesco V.I. American Franchise

Invesco V.I. Comstock

Invesco V.I. Discovery Mid Cap Growth

Invesco V.I. Diversified Dividend

Invesco V.I. Global

Invesco V.I. Global Real Estate

Invesco V.I. Global Strategic Income

1a

Invesco V.I. International Growth

Invesco V.I. Main Street®

Invesco V.I. Small Cap Equity

Ivy VIP Asset Strategy

Ivy VIP Science and Technology

JP Morgan Insurance Trust Small Cap Core

JP Morgan Insurance Trust U.S. Equity

Lord Abbett Mid Cap Stock

MFS® Blended Research Core Equity

MFS® Global Real Estate

MFS® Government Securities

MFS® Growth

MFS® International Intrinsic Value

MFS® Mid Cap Value

MFS® Utilities

MFS® Value

MML Aggressive Allocation

MML American Funds Core Allocation

MML American Funds® Growth

MML American Funds® International

MML Balanced Allocation

MML Blend

MML Blue Chip Growth

MML Conservative Allocation

MML Dynamic Bond

MML Equity

MML Equity Income

MML Focused Equity

MML Foreign

MML Fundamental Equity

MML Fundamental Value

MML Global

MML Growth & Income

MML Growth Allocation

MML High Yield

MML Income & Growth

MML Inflation-Protected and Income

MML International Equity

MML Large Cap Growth

MML Managed Bond

MML Managed Volatility

MML Mid Cap Growth

MML Mid Cap Value

MML Moderate Allocation

MML Short-Duration Bond

MML Small Cap Equity

MML Small Cap Growth Equity

MML Small Company Value

MML Small/Mid Cap Value

MML Strategic Emerging Markets

MML Total Return Bond

MML U.S. Government Money Market

PIMCO All Asset

PIMCO CommodityRealReturn® Strategy

PIMCO Emerging Markets Bond

PIMCO Global Bond Opportunities

PIMCO High Yield

PIMCO Long-Term U.S. Government

PIMCO Real Return

PIMCO Total Return

T. Rowe Price Limited-Term Bond

Templeton Global Bond VIP]

1b

FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]	INSURED’S AGE	[35]

POLICY NUMBER	[123456789]

TABLE OF MONTHLY FACE AMOUNT CHARGES

THESE RATES ARE FOR EACH $1,000

Face Amount Charge in Policy
Years 1 through the Insured’s Attained Age 94:	[0.025]

Face Amount Charge in Policy
Years on or after Insured’s Attained Age 95:	0.0000

1c

FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]	INSURED’S AGE	[35]

POLICY NUMBER	[123456789]	GENDER	[M]

TABLE OF MAXIMUM COST OF INSURANCE CHARGES

SELECTED FACE AMOUNT

RISK CLASS: [NON-TOBACCO]

THESE MAXIMUM COST OF INSURANCE RATES ARE FOR EACH $1,000 OF INSURANCE
WHICH REQUIRES A CHARGE

ATTAINED AGE	MAXIMUM MONTHLY CHARGE	ATTAINED AGE	MAXIMUM MONTHLY CHARGE	ATTAINED AGE	MAXIMUM MONTHLY CHARGE

[18	0.06670	46	0.16184	74	1.92555
19	0.06920	47	0.16768	75	2.17717
20	0.07087	48	0.17520	76	2.45455
21	0.07087	49	0.18355	77	2.76230
22	0.06920	50	0.19441	78	3.10944
23	0.06836	51	0.21029	79	3.50960
24	0.06836	52	0.23034	80	3.97675
25	0.06586	53	0.25124	81	4.51386
26	0.05669	54	0.27298	82	5.13307
27	0.05168	55	0.29389	83	5.85702
28	0.05002	56	0.31314	84	6.70678
29	0.04668	57	0.33322	85	7.70305
30	0.04501	58	0.35498	86	8.86729
31	0.04835	59	0.38178	87	10.21551
32	0.05168	60	0.41529	88	11.73579
33	0.05669	61	0.45970	89	13.40417
34	0.06586	62	0.51086	90	15.19009
35	0.07670	63	0.56960	91	17.04377
36	0.08838	64	0.63343	92	18.93286
37	0.10007	65	0.70236	93	20.80433
38	0.10924	66	0.77556	94	22.56429
39	0.11592	67	0.85642	95	0.00]
40	0.12176	68	0.94663
41	0.12928	69	1.05132
42	0.13762	70	1.17560
43	0.14597	71	1.32297
44	0.15098	72	1.49696
45	0.15599	73	1.69775

1d

FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]	INSURED’S AGE	[35]

POLICY NUMBER	[123456789]	GENDER	[M]

TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES

CASH VALUE ACCUMULATION TEST

RISK CLASS: [NON-TOBACCO]

THE MINIMUM DEATH BENEFIT ON ANY DATE IS A PERCENTAGE OF THE ACCOUNT VALUE ON THAT DATE. THE PERCENTAGES WHICH APPLY ARE SHOWN BELOW.

ATTAINED AGE	MINIMUM DEATH BENEFIT PERCENTAGE	ATTAINED AGE	MINIMUM DEATH BENEFIT PERCENTAGE	ATTAINED AGE	MINIMUM DEATH BENEFIT PERCENTAGE

[18	338	47	199	76	124
19	332	48	196	77	123
20	326	49	192	78	121
21	320	50	189	79	120
22	315	51	186	80	118
23	309	52	182	81	117
24	304	53	179	82	115
25	298	54	176	83	114
26	293	55	173	84	113
27	287	56	170	85	112
28	282	57	167	86	111
29	277	58	164	87	110
30	272	59	162	88	109
31	267	60	159	89	108
32	262	61	156	90	107
33	257	62	154	91	106
34	252	63	151	92	105
35	247	64	149	93	104
36	243	65	146	94	102
37	238	66	144	95	100]
38	234	67	142
39	230	68	139
40	226	69	137
41	222	70	135
42	218	71	133
43	214	72	131
44	210	73	129
45	207	74	128
46	203	75	126

1e

FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]	INSURED’S AGE [35]

POLICY NUMBER	[123456789]

TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES

GUIDELINE PREMIUM TEST

THE MINIMUM DEATH BENEFIT ON ANY DATE IS A PERCENTAGE OF THE ACCOUNT VALUE ON THAT DATE. THE PERCENTAGES WHICH APPLY ARE SHOWN BELOW.

ATTAINED AGE	MINIMUM DEATH BENEFIT PERCENTAGE	ATTAINED AGE	MINIMUM DEATH BENEFIT PERCENTAGE	ATTAINED AGE	MINIMUM DEATH BENEFIT PERCENTAGE

[18	250	47	203	76	105
19	250	48	197	77	105
20	250	49	191	78	105
21	250	50	185	79	105
22	250	51	178	80	105
23	250	52	171	81	105
24	250	53	164	82	105
25	250	54	157	83	105
26	250	55	150	84	105
27	250	56	146	85	105
28	250	57	142	86	105
29	250	58	138	87	105
30	250	59	134	88	105
31	250	60	130	89	105
32	250	61	128	90	105
33	250	62	126	91	104
34	250	63	124	92	103
35	250	64	122	93	102
36	250	65	120	94	101
37	250	66	119	95	100]
38	250	67	118
39	250	68	117
40	250	69	116
41	243	70	115
42	236	71	113
43	229	72	111
44	222	73	109
45	215	74	107
46	209	75	105

1f

FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]	INSURED’S AGE	[35]

POLICY NUMBER	[123456789]	GENDER	[M]
RIDER ISSUE DATE	[JAN 01 2014]	TERM RIDER
SELECTED FACE AMOUNT	[$50,000]

SUPPLEMENTAL MONTHLY TERM INSURANCE RIDER

TABLE OF MAXIMUM COST OF INSURANCE CHARGES

RISK CLASS: [NON-TOBACCO]

THESE MAXIMUM COST OF INSURANCE CHARGES ARE FOR EACH $1,000 OF INSURANCE WHICH REQUIRES A CHARGE

ATTAINED AGE	MAXIMUM MONTHLY CHARGE	ATTAINED AGE	MAXIMUM MONTHLY CHARGE	ATTAINED AGE	MAXIMUM MONTHLY CHARGE
[18	0.08338	45	0.19504	72	1.87580
19	0.08651	46	0.20235	73	2.12811
20	0.08859	47	0.20966	74	2.41456
21	0.08859	48	0.21906	75	2.73121
22	0.08651	49	0.22951	76	3.08060
23	0.08546	50	0.24309	77	3.46862
24	0.08546	51	0.26295	78	3.90680
25	0.08234	52	0.28804	79	4.41254
26	0.07087	53	0.31418	80	5.00381
27	0.06461	54	0.34138	81	5.68481
28	0.06253	55	0.36754	82	6.47149
29	0.05836	56	0.39162	83	7.39338
30	0.05627	57	0.41675	84	8.47850
31	0.06044	58	0.44399	85	9.75491
32	0.06461	59	0.47752	86	11.25238
33	0.07087	60	0.51946	87	12.99455
34	0.08234	61	0.57506	88	14.96966
35	0.09589	62	0.63911	89	17.15051
36	0.11050	63	0.71267	90	19.50093
37	0.12510	64	0.79261	91	21.95851
38	0.13658	65	0.87896	92	24.48256
39	0.14493	66	0.97068	93	27.00319
40	0.15223	67	1.07202	94	29.39257
41	0.16163	68	1.18512	95	0.00000 ]
42	0.17207	69	1.31640
43	0.18251	70	1.47233
44	0.18877	71	1.65730

1g

FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]	INSURED’S AGE [35]

POLICY NUMBER	[123456789]

CASH SURRENDER VALUE ENHANCEMENT RIDER

Base Selected Face Amount Percentage Charge: [0.50]%

[Term Rider Selected Face Amount Percentage Charge: [0.50]%]

TABLE OF CASH SURRENDER VALUE ENHANCEMENT RIDER PERCENTAGES

Base Selected Face Amount (Base Policy Percentage)
	Month
Year	1	2	3	4	5	6	7	8	9	10	11	12
[1	6.10	6.26	6.62	6.88	7.05	7.40	7.57	7.82	8.08	8.35	8.61	8.87
2	8.70	8.57	8.44	8.31	8.17	8.05	8.01	7.98	7.95	7.91	7.88	7.84
3	8.30	8.19	8.10	8.00	7.79	7.70	7.64	7.49	7.43	7.28	7.22	7.08
4	7.57	7.47	7.34	7.24	7.15	7.06	6.85	6.76	6.71	6.54	6.50	6.33
5	6.62	6.56	6.51	6.45	6.40	6.34	6.18	6.02	5.86	5.70	5.55	5.40
6	5.51	5.47	5.42	5.38	5.19	5.00	4.81	4.61	4.42	4.42	4.38	4.33
7	4.52	4.42	4.31	4.20	4.09	3.98	3.88	3.77	3.66	3.55	3.44	3.34
8	3.26	3.19	3.11	3.04	2.97	2.89	2.82	2.75	2.67	2.60	2.53	2.45
9	2.38	2.30	2.22	2.14	2.06	1.98	1.90	1.82	1.74	1.66	1.58	1.50
10	1.44	1.38	1.32	1.25	1.19	1.13	1.07	1.00	0.94	0.88	0.82	0.75
11	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00]
[Term Rider Selected Face Amount (Term Rider Percentage)
	Month
Year	1	2	3	4	5	6	7	8	9	10	11	12
[1	3.05	3.13	3.31	3.44	3.53	3.70	3.79	3.91	4.04	4.18	4.31	4.44
2	4.35	4.29	4.22	4.16	4.09	4.03	4.01	3.99	3.98	3.96	3.94	3.92
3	4.15	4.10	4.05	4.00	3.90	3.85	3.82	3.75	3.72	3.64	3.61	3.54
4	3.79	3.74	3.67	3.62	3.58	3.53	3.43	3.38	3.36	3.27	3.25	3.17
5	3.31	3.28	3.26	3.23	3.20	3.17	3.09	3.01	2.93	2.85	2.78	2.70
6	2.76	2.74	2.71	2.69	2.60	2.50	2.41	2.31	2.21	2.21	2.19	2.17
7	2.26	2.21	2.16	2.10	2.05	1.99	1.94	1.89	1.83	1.78	1.72	1.67
8	1.63	1.60	1.56	1.52	1.49	1.45	1.41	1.38	1.34	1.30	1.27	1.23
9	1.19	1.15	1.11	1.07	1.03	0.99	0.95	0.91	0.87	0.83	0.79	0.75
10	0.72	0.69	0.66	0.63	0.60	0.57	0.54	0.50	0.47	0.44	0.41	0.38
11	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00]

1h

DEFINITIONS

Administrative Office - Our Administrative Office is in Springfield, Massachusetts. The address is C.M. Life Insurance Company, 1295 State Street, Springfield, Massachusetts 01111-0001, or any such other address as we may designate in the future.

Attained Age - The Insured’s age on the Policy Date, increased by one year on each Policy Anniversary Date.

Beneficiary - A Beneficiary is any person or entity named on our records to receive insurance proceeds after the Insured dies. There may be different classes of Beneficiaries, such as primary and secondary. These classes set the order of payment. There may be more than one Beneficiary in a class.

Insurer - The Insurer is C.M. Life Insurance Company. In this Policy, the words “we,” “us,” and “our” refer to C.M. Life Insurance Company.

Insured - The Insured is the person whose life this Policy insures.

Irrevocable Beneficiary - Any Beneficiary may be named an Irrevocable Beneficiary. An Irrevocable Beneficiary is one whose consent is needed to change that Beneficiary.

Issue Date - The Issue Date is shown in the Policy Specifications. The Issue Date is used to determine the start of the suicide and contestability periods.

Minimum Initial Premium Amount - The Minimum Initial Premium Amount is shown in the Policy Specifications.

Monthly Calculation Date - The Monthly Calculation Date is the monthly date on which the Monthly Charges for the Policy are due. The first Monthly Calculation Date is the Policy Date. Subsequent Monthly Calculation Dates are the same day of each month.

Owner, You, Your, and Yours - The Owner is the person or entity that owns this Flexible Premium Variable Adjustable Life Insurance Policy, as shown on our records.

Planned Premium - The Planned Premium is the amount shown in the Policy Specifications.

Planned Premium Due Date - The Planned Premium Due Date is the first Monthly Calculation Date of each Planned Premium Frequency shown in the Policy Specifications.

Policy - The Flexible Premium Variable Adjustable Life Insurance Policy issued to the Owner.

Policy Date, Policy Anniversary Date, and Policy Years - The Policy Date is shown in the Policy Specifications. It is the starting point for determining Policy Anniversary Dates and Policy Years. The first Policy Anniversary Date is one year after the Policy Date. The period from the Policy Date to the day immediately preceding the first Policy Anniversary Date, or from one Policy Anniversary Date to the day immediately preceding the next Policy Anniversary Date is called a Policy Year.

Policy Specifications - The pages attached to this Policy which set forth specific information with regards to the Policy.

Selected Face Amount - The Selected Face Amount is shown in the Policy Specifications.

Valuation Date - A Valuation Date is any date on which the New York Stock Exchange (or its successor) is open for trading.

Valuation Period - A Valuation Period is the period of time from the end of one Valuation Date to the end of the next Valuation Date.

Valuation Time - A Valuation Time is the time the New York Stock Exchange (or its successor) closes on a Valuation Date. All actions which are to be performed on a Valuation Date will be performed as of the Valuation Time.

Written Request - A Written Request is a request in writing, satisfactory to us, received by us at our Administrative Office. In the future, we may also allow the telephone, Internet, or other electronic media to be used for certain transactions that currently require Written Requests. We will accept such requests only after the appropriate policies, procedures and security measures have been established.

LIFE BENEFITS

Life insurance provides a death benefit if the Insured dies while the Policy is in force. There are also rights and benefits that are available before the Insured dies.

Rights Of Owner

While the Insured is living, the Owner may exercise all rights given by this Policy or allowed by us.

Assigning The Policy

This Policy may be assigned. However, for any assignment we accept to be binding on us, we must receive a Written Request and a signed copy of the assignment at our Administrative Office. We will not be responsible for the validity of any assignment. Unless otherwise specified by the Owner, any assignment accepted by us will take effect as of the date the notice of assignment is signed by the Owner, subject to any payments made or actions taken by us prior to receipt of this notice.

Once we receive and accept a signed copy of an assignment, the rights of the Owner and interest of any Beneficiary or any other person will be subject to the assignment. An assignment is subject to any Policy debt. Policy debt is discussed in the Right To Make Loans provision.

Changing The Owner Or Beneficiary

While the Insured is living, the Owner or any Beneficiary may be changed by Written Request. The consent of any Irrevocable Beneficiary is needed to change that Beneficiary designation. We do not limit the number of changes that may be made. Any change will take effect as of the date the request is signed, unless otherwise specified by the Owner, even if the Insured’s death occurs before we receive it. Each change will be subject to any payment we made or action we took before receiving the Written Request.

DEATH BENEFIT

The death benefit is the amount of money we will pay when we receive due proof at our Administrative Office that the Insured died while the Policy was in force.

Amount Of Death Benefit

If the Insured dies while this Policy is in force, the amount of the death benefit will be the amount provided by the Death Benefit Option in effect on the date of death, with these adjustments:

●	We add the portion of any monthly Cost of Insurance Charges already deducted, which applies to a period beyond the date of death; and

●	We deduct:
○	Any Policy debt outstanding on the date of death; and
○	Any unpaid Monthly Charges to the date of death.

Death Benefit Options

Three Death Benefit Options, described below, are available under this Policy. The Death Benefit Option and the Selected Face Amount are shown in the Policy Specifications. The Minimum Death Benefit is discussed in the next provision.

Death Benefit Option 1 - Under this option, the amount of benefit is the greater of:

●	The Selected Face Amount in effect on the date of death; or
●	The Minimum Death Benefit in effect on the date of death.

Death Benefit Option 2 - Under this option, the amount of benefit is the greater of:

●	The Selected Face Amount in effect on the date of death plus the Policy’s account value on the date of death; or
●	The Minimum Death Benefit in effect on the date of death.

Death Benefit Option 3 - Under this option, the amount of benefit is the greatest of:

●	The Selected Face Amount in effect on the date of death plus the sum of all premiums paid (and not refunded under the “Right to Refund Premiums” provision) less any withdrawals to that date; or
●	The Selected Face Amount in effect on the date of death; or
●	The Minimum Death Benefit in effect on the date of death.

Minimum Death Benefit

The Minimum Death Benefit on any date is a percentage of the Policy’s account value on that date. The percentage for each Attained Age is shown in the Table Of Minimum Death Benefit Percentages in the Policy Specifications.

Changes In The Death Benefit Option

While this Policy is in force, the Death Benefit Option may be changed by Written Request. Any change may require evidence of insurability satisfactory to us.

Any change of the Death Benefit Option will take effect on the Monthly Calculation Date on, or next following, the later of:

●	The date we approve a Written Request for such change; or
●	The requested effective date of the change.

If the Death Benefit Option or the Selected Face Amount is changed, we will send the Owner revised Policy Specifications for attachment to this Policy.

When We Pay

The death benefit will be paid within seven days after the date we receive at our Administrative Office due proof of the Insured’s death, and any other requirements necessary for us to make payment. However, we may delay payment of the death benefit during any period in which:

●	The New York Stock Exchange (or its successor) is closed, except for normal weekend or holiday closings, or trading is restricted; or

●	The Securities and Exchange Commission (or its successor) determines that a state of emergency exists; or
●	The Securities and Exchange Commission (or its successor) permits us to delay payment for the protection of our Policy Owners.

Interest On Death Benefit

The death benefit will be paid in one (1) sum. We will add interest from the date of death to the date of payment. The amount of interest will be computed at the rate for funds left on deposit with us that is applicable to individual life insurance policies or, if we have not established a rate for funds left on deposit, at the Two Year Treasury Constant Maturity Rate as published by the Federal Reserve. In determining the effective annual rate, we will use the rate in effect on the date of death. Additionally, interest will accrue at an additional rate of the equivalent of 10% per year until the death benefit has been paid, beginning with the date that is 31 calendar days from the latest of:

(i)	The date that due proof of the Insured’s death is received by us;

(ii)	The date we receive sufficient information to determine (A) whether we are liable for any such delay in payment; (B) the extent of such liability, if any; and (C) the appropriate payee who is legally entitled to the payment; and

(iii)	The date that legal impediments to payment of the death benefit that depend on the action of parties other than us are resolved and sufficient evidence of the same is provided to us. Legal impediments to payment include, but are not limited to, (A) the establishment of guardianships and conservatorships; (B) the appointment and qualification of trustees, executors and administrators; and (C) the submission of information required to satisfy state and federal reporting requirements.

Suicide Exclusion

Except for any increases in the Selected Face Amount applied for after the Issue Date of the Policy, we will pay a limited death benefit if the Insured commits suicide, while sane or insane, within two years after the Issue Date and while this Policy is in force. The limited death benefit will be the amount of premiums paid for this Policy, less any Policy debt and amounts withdrawn.

For any increases in the Selected Face Amount applied for after the Issue Date of the Policy, we will pay a limited death benefit if the Insured commits suicide, while sane or insane, within two years after the effective date of the increase or change and while it is in force. The limited death benefit will be an amount equal to the monthly deductions made for that increase or change. However, if the limited death benefit as described in the preceding paragraph is payable, there will be no death benefit for the increase or change.

Any limited death benefit will be paid in one sum to the Beneficiary.

Increases In The Selected Face Amount

While this Policy is in force, the Selected Face Amount may be increased upon Written Request and our approval. Evidence of insurability, satisfactory to us, may be required for each increase. Any increase must be in an amount of at least $5,000, unless we establish a lower minimum.

Any increase in the Selected Face Amount will be effective on the Monthly Calculation Date which is on, or next follows, the later of:

●	The date we approve the increase; or
●	The requested effective date of the change.

Cost of Insurance Charges will reflect the increased face amount and will be deducted beginning on the effective date of the increase.

If the Selected Face Amount is increased, we will send revised Policy Specifications reflecting that increase.

Limitations On Increases

No increase in the Selected Face Amount can become effective within 6 months of the Policy Date, within 6 months of any previous increase, or on or after the Insured’s Attained Age 80.

Decreases In The Selected Face Amount

While this Policy is in force, the Selected Face Amount may be decreased upon Written Request satisfactory to us. The resulting Selected Face Amount after decrease must be at least $25,000. Face Amount decreases may also impact the tax status of the Policy, please see the Status for Federal Tax Purposes provision.

Any requested decrease in the Selected Face Amount will be effective on the Monthly Calculation Date which is on, or next follows, the later of:

●	The date we approve the decrease; or
●	The requested effective date of the change.

Cost of Insurance Charges will reflect the decreased face amount and will be deducted beginning on the effective date of the decrease. If the Selected Face Amount is decreased, we will send amended Policy Specifications reflecting the decrease.

Right To Transfer This Policy To A Substitute Insured

Transferring This Policy

This Policy may be transferred to the life of a Substitute Insured. Transfer will be effective on the Transfer Date discussed in the next provision. Transfer will be subject to the following conditions:

●	This Policy must be in force on the Transfer Date;
●	A written application for the transfer and payment of any required Cost To Transfer must be received by us at our Administrative Office;

●	Evidence of insurability of the Substitute Insured, satisfactory to us, will be required;
●	The Substitute Insured must not have been under 20 years of age on the birthday nearest the Policy Date;
●	The Substitute Insured must not be over 65 years of age on the birthday nearest the Transfer Date; and
●	The Owner must have an insurable interest in the life of the Substitute Insured at the time of the transfer.

After transfer, the Policy Date, and Death Benefit Option will be the same as before transfer. Revised Policy Specification pages will be sent to the Owner reflecting the transfer.

Transfer Date

The Transfer Date will be the Policy Anniversary Date which is on, or next follows, the later of:

●	The date we approve the application for transfer; and
●	The date any required Cost To Transfer is paid.

The insurance on the previous insured will continue to, but not include, the Transfer Date. The insurance on the Substitute Insured will take effect on the Transfer Date.

When this Policy has been transferred, it will be modified to show that the contestability and suicide exclusion periods, as they apply to the Substitute Insured, will be measured from the Transfer Date.

Transfer Method

The Selected Face Amount for the Substitute Insured will be determined as for a new Insured under a new Policy.

Upon transfer, if the amount of insurance that requires a charge is greater than the Selected Face Amount, we will adjust the amount of insurance that requires a charge to equal the Selected Face Amount by refunding a portion of the account value.

The account value immediately after transfer will be equal to:

●	The account value immediately before transfer; plus
●	Any net premium necessary to make the Cash Surrender Value, immediately before the Monthly Charges are deducted on the Transfer Date, at least 12 times such Monthly Charges; minus
●	Any amount which must be refunded as discussed in the second paragraph of this provision; minus
●	The Monthly Charges deducted on the Transfer Date.

Any charges we deduct on or after the Transfer Date will be based on the Substitute Insured’s Attained Age and risk classification and will be based on the rates in effect on the Transfer Date, subject to the guaranteed maximums stated in the Policy Specifications.

Cost To Transfer

The Cost To Transfer is the sum of:

●	An administrative fee of $75; and
●	Any premium necessary to effect the Transfer Method described above; and
●	Any excess Policy debt that must be repaid as discussed in the Policy Debt After Transfer provision.

Policy Debt After Transfer

Any Policy debt on the Transfer Date will, if not repaid at that time, remain after transfer. However, if the amount of that debt is more than the maximum loan available after transfer, the excess must be repaid on or before the Transfer Date.

Riders After Transfer

Any riders in force on the Transfer Date will remain in force.

Assignment Upon Transfer

Any assignment of this Policy which is in effect on the Transfer Date will continue to apply after that date.

PREMIUM PAYMENTS

Premiums are the payments that may be paid to us to purchase life insurance and to increase the account value of this Policy. They also may be needed to keep this Policy in force.

Minimum Initial Premium

The Minimum Initial Premium for this Policy is shown in the Policy Specifications.

Planned Premiums

The frequency and amount of the Planned Premium for this Policy are shown in the Policy Specifications. The frequency and amount of the Planned Premium may be changed by Written Request; the frequency may be annually or any other frequency allowed by us.

Timely payment of Planned Premiums does not guarantee that this Policy will stay in force until the Insured has died.

Premium Flexibility

After the Minimum Initial Premium has been paid, there is no requirement that any amount of premium be paid on any date. While this Policy is in force, any amount of premium may be paid at any time while the Insured is living, subject to any Limit On Total Premium Payments shown in the Policy Specifications.

Where To Pay Premiums

All premiums are payable to us at our Administrative Office or at the place shown for payment on the premium notice.

Right To Refund Premiums

We will automatically refund any amount of premium that exceeds any Limit On Total Premium Payments shown in the Policy Specifications. In addition, we have the right to promptly refund any amount of premium paid for this Policy if application of that premium to the Policy’s account value would increase the amount of insurance that requires a charge. See the Monthly Charges provision for a discussion of the amount of insurance that requires a charge.

Net Premium

A net premium is a premium we receive for this Policy less the charges we deduct at that time. Net premium, expressed as a percentage of a premium we receive, will not be less than that shown in the Policy Specifications.

Allocation Of Net Premiums

The initial net premium will be allocated on the Valuation Date that is on, or next follows, the later of:

●	the Issue Date; and
●	The date we receive the initial net premium at our Administrative Office.

The Right To Return period is explained on the front cover of this Policy.

Subsequent net premiums will be allocated on the Valuation Date that is on, or next follows, the date we receive the net premium at our Administrative Office.

The allocation of each net premium is subject to any net premium allocation limitations stated in the Policy Specifications.

We will allocate the net premium to the Guaranteed Principal Account and/or the divisions of the Separate Account in accordance with the net premium allocation then in effect.

The net premium allocation specified in the Policy application will remain in effect until changed by Written Request.

THE SEPARATE ACCOUNT AND THE GUARANTEED PRINCIPAL ACCOUNT

The Separate Account

The Separate Account shown in the Policy Specifications is a separate investment account.

The Separate Account has several divisions. Each division invests in shares of an investment fund. The divisions and the investment funds available to the Owner are shown in the Policy Specifications.

The values of the assets in the divisions are variable and are not guaranteed. They depend on the investment results of the Separate Account.

We own the assets of the Separate Account. Those assets will be used only to support variable life insurance policies. The portion of the assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities that arise from any other business we may conduct. However, we may transfer assets that exceed the reserves and other liabilities of the Separate Account to our general account. Income, gains, and losses, whether or not realized, from each division of the Separate Account are credited to or charged against that division without regard to any of our other income, gains, or losses.

Changes In The Separate Account

We have the right to establish additional divisions of the Separate Account and to establish other investment options. Amounts credited to any additional divisions established would be invested in shares of other investment funds. For any division, we have the right to substitute new investment funds or merge existing investment funds. We also have the right to eliminate any existing division of the Separate Account or any other investment option.

Subject to applicable provisions of federal securities laws, we have the right to change the investment policy of any division of the Separate Account, subject to the approval of the Insurance Commissioner of the Commonwealth of Massachusetts. If required, the process for obtaining approval of a material change from the applicable regulatory authority will be filed with the insurance supervisory official of the state where this Policy is delivered.

We reserve the right to operate the Separate Account as a unit investment trust under the Investment Company Act of 1940, or in any other form permitted by law.

Accumulation Units

Accumulation units are used to measure the variable account value of this Policy. The value of a unit is determined as of the Valuation Time on each Valuation Date for valuation of the Separate Account. The value of any unit can vary from Valuation Date to Valuation Date. That value reflects the investment performance of the division of the Separate Account applicable to that unit.

Purchase And Sale Of Accumulation Units

Accumulation units will be purchased or sold at the unit value as of the Valuation Time on the Valuation Date of purchase or sale. Accumulation unit value is discussed in the Accumulation Unit Value provision.

If we receive a premium or a Written Request that causes us to purchase or sell accumulation units, and we receive that premium or request before the Valuation Time on a Valuation Date, accumulation units will be purchased or sold as of that Valuation Date. Otherwise, accumulation units will be purchased or sold as of the next following Valuation Date.

The Guaranteed Principal Account

The Guaranteed Principal Account is part of our general investment account. It has no connection with, and does not depend on, the investment performance of the Separate Account.

We have the right to establish additional guaranteed principal accounts.

ACCOUNT VALUES

This Policy provides that certain values (referred to as the “variable account values”) are based on the investment performance of the Separate Account and are not guaranteed as to dollar amount. This Policy also provides that other values (referred to as the “fixed account values”) are based on the interest credited to the Guaranteed Principal Account.

Variable Account Value Of Policy

The variable account value of this Policy reflects:

●	The net premiums for this Policy allocated to the Separate Account; plus
●	Any amounts for this Policy transferred into the Separate Account from the Guaranteed Principal Account; less
●	Any amounts transferred or withdrawn from the Separate Account for this Policy; less
●	Any Monthly Charges for this Policy deducted from the Separate Account; adjusted by
●	The net investment experience of the Separate Account.

Net premiums, transfers, withdrawals, and monthly deductions are all reflected in the variable account value through the purchase or sale of accumulation units. The net investment experience is reflected in the value of the accumulation units.

The value of this Policy’s accumulation units in a division of the Separate Account is equal to the accumulation unit value in that division on the applicable Valuation Date, multiplied by the number of those units in that division. How accumulation unit values are determined is discussed in Notes On Our Computations section.

The variable account value of this Policy on any date is the total of the values on that date of this Policy’s accumulation units in each division of the Separate Account.

Fixed Account Value Of Policy

The fixed account value of this Policy reflects:

●	The net premiums allocated to the Guaranteed Principal Account; plus
●	Any amounts transferred into the Guaranteed Principal Account from the Separate Account; less
●	Any amounts transferred and withdrawn from the Guaranteed Principal Account; less
●	Any Monthly Charges deducted from the Guaranteed Principal Account; plus
●	Interest credited to the fixed account value.

The fixed account value of this Policy earns interest at a rate not less than the minimum annual interest rate for the fixed account value shown in the Basis Of Computation section in the Policy Specifications. Interest is earned daily.

For any fixed account value in the loaned portion of the Guaranteed Principal Account, the interest rate we use will be at least the daily equivalent of the minimum annual interest Rate on the fixed account value shown in the Policy Specifications.

For any fixed account value in the non-loaned portion of the Guaranteed Principal Account, the interest rate we use will be the daily equivalent of a rate declared by us. This rate will be based on our expectations as to future experience regarding one or more of the following: investment earnings, persistency, expense and tax results, capital and reserve requirements, and profits.

Transfers Of Values

Subject to the Limitations On Transfers provision below, the following transfers of the Policy’s values may be made upon Written Request received at our Administrative Office. These transfers are:

●	Transfers of values between divisions of the Separate Account. These transfers will be made by selling all or part of the accumulation units in a division and applying the value of the units sold to one or more other divisions of the Separate Account.
●	Transfers of values from one or more divisions of the Separate Account to the Guaranteed Principal Account. These transfers will be made by selling all or part of the accumulation units in one or more divisions and applying the value of the units sold to the non-loaned portion of the Guaranteed Principal Account.
●	Transfers of values from the Guaranteed Principal Account to one or more divisions of the Separate Account. These transfers will be made by applying all or part of the value in the Guaranteed Principal Account to purchase accumulation units in one or more divisions of the Separate Account.

Transfers will be effective as of the Valuation Date specified in the Purchase And Sale Of Accumulation Units provision. All transfers made on one Valuation Date will be considered one transfer.

Limitations On Transfers

There is no limit on the number of transfers allowed, but we reserve the right to charge a maximum fee of $10 per transfer if there are more than twelve transfers in a Policy Year.

Only one transfer may be made from the Guaranteed Principal Account in any Policy Year and any transfer from the Guaranteed Principal Account cannot be more than 25% of the fixed account value of this Policy (excluding Policy debt) on the date the transfer is made. All transfers made on one Valuation Date are considered one transfer. However, if in each of the previous three Policy Years 25% of the fixed account value has been transferred and there have been no premium payments or transfers to the Guaranteed Principal Account (except as the result of a loan), up to 100% of the fixed account value of this Policy (excluding Policy debt) may be transferred to the Separate Account.

All values may be transferred to the Guaranteed Principal Account at any time, regardless of the number of transfers previously made.

These limitations do not apply to transfers resulting from a Policy loan.

MONTHLY CHARGES

Monthly Charges

Monthly Charges will be deducted from the account value of this Policy. These charges are due on each Monthly Calculation Date.

Mortality and Expense Risk Charges will be taken from the divisions of the Separate Account in proportion to the values of this Policy in each of those divisions. All other Monthly Charges for this Policy will be taken from the Guaranteed Principal Account and from the divisions of the Separate Account in proportion to the values of this Policy in each. For each Monthly Calculation Date, deductions will be made, and values will be determined, on the Valuation Date which is on, or next follows, the latest of:

●	The date we receive the Minimum Initial Premium;

●	That Monthly Calculation Date; and

●	The date we receive the amount of premium needed to prevent termination in accordance with the Grace Period And Termination provision.

Deductions from the Separate Account are made by selling accumulation units at their value on the Valuation Date determined above.

We assess Monthly Charges of five types:

1.	Mortality & Expense Risk Charge. This charge will be determined by multiplying one-twelfth of the Mortality & Expense Risk Charge Percentage by the variable account value. The Mortality & Expense Risk Charge Percentage will be determined by us and will never be greater than the Maximum Mortality & Expense Risk Charge Percentage shown in the Policy Specifications. If we elect to change the percentage, the new percentage will be based on our expectations as to future experience regarding one or more of the following: mortality, expenses, taxes, persistency, investment earnings, capital and reserve requirements, and profits.

We may reduce the Mortality & Expense Risk Charge by an amount equal to the payments (or a portion of the payments) that we receive from certain of the investment funds that are available as investment options in the Separate Account (the “Mortality & Expense Credit”). The amount of the Mortality & Expense Credit with respect to any investment fund is not guaranteed and may be changed or eliminated by us at any time. If changed or eliminated, we will notify the Policyholder.

2.	Administrative Charge. The amount of this charge is determined by us and will never be greater than the Maximum Administrative Charge shown in the Policy Specifications. If we elect to change the charge, the new charge will be based on our expectations as to future experience regarding one or more of the following: expense, taxes, persistency, capital and reserve requirements.

3.	Face Amount Charge. The amount of this charge is shown in the Policy Specifications. The charge is based on the greater of (a) the initial Selected Face Amount or (b) the initial premium multiplied by the applicable Minimum Death Benefit Percentage as shown in the Policy Specifications.

4.	Cost of Insurance Charge. The amount of this charge is equal to the monthly insurance rate multiplied by each $1,000 of the amount of insurance that requires a charge. Monthly rates will be set by us. These rates will never be greater than the maximum rates shown in the Table Of Maximum Cost Of Insurance Rates in the Policy Specifications. We may charge less than the maximum charges shown in the Table. If we elect to change the monthly Cost of Insurance Charge, the new charges will be based on our expectations as to future experience regarding one or more of the following: mortality, investment earnings, persistency, expense and tax results, and reserve requirements. Any change in these charges will apply to all policies in the same class as this Policy.

The amount of insurance that requires a charge is computed as of the date the charge is due. The amount is determined by the following steps:

(a)	We compute the account value after all additions and deductions other than the deduction of the Cost of Insurance Charge and any Rider Charge.

(b)	To calculate the Cost of Insurance Charge attributable to the Selected Face Amount:

(1)   The amount of benefit attributable to the Selected Face Amount will be:

●	for Death Benefit Option 1, the greater of (i) the Selected Face Amount and (ii) the Minimum Death Benefit; or
●	for Death Benefit Option 2, the greater of (i) the Selected Face Amount plus the Policy’s account value as computed in (a) above and (ii) the Minimum Death Benefit; or
●	For Death Benefit Option 3, the greatest of (i) the Selected Face Amount plus the sum or all Premiums paid (and not refunded under the “Right to Refund Premiums” provision) less any withdrawals, and (ii) the Selected Face Amount and (iii) the Minimum Death Benefit.

The Minimum Death Benefit used here is based on the account value computed in (a) above.

(2)   We divide the amount of benefit determined in (b)(1) above by an amount equal to 1 plus the monthly equivalent (expressed as a decimal fraction) of the minimum annual interest rate on the fixed account value shown in the Basis Of Computation section of the Policy Specifications.

(3)   We subtract the account value, as computed in (a) above, from the amount of benefit for the Selected Face Amount determined in (b)(2) above. The result is the amount of insurance that requires a charge for the Selected Face Amount.

5.	Rider Charge. The monthly Rider Charge is the sum of the Monthly Charges for any riders in effect on the Monthly Calculation Date. The rates used to calculate the Monthly Charges will not exceed the rates shown in the tables of charges for those riders. For additional information regarding how these charges are calculated, please refer to any attached rider(s).

Grace Period And Termination

If the account value less any Policy debt is not enough to pay the Monthly Charges due on a Monthly Calculation Date, we allow a grace period for payment of the amount of premium needed to increase the account value so that the unpaid balance of the monthly deduction can be made.

This grace period begins on the date the deduction is due. It ends 61 days after that date or, if later, 31 days after we have mailed a written notice to the Owner and any assignee shown in our records at their last known addresses. This notice will state the amount required to increase the account value to cover the charges.

During the grace period, this Policy will continue in force. If the Insured dies during the grace period, an unpaid premium amount needed to avoid termination will be deducted from the death benefit. The Policy will terminate without value if we do not receive payment of the required amount by the end of the grace period.

REINSTATEMENT

When Reinstatement Can Be Made

After this Policy has terminated, it may be reinstated - that is, put back in force. However, the Policy cannot be reinstated if it has been fully surrendered for its Cash Surrender Value. Reinstatement must be made within 3 years after the date of termination and during the Insured’s lifetime.

Requirements To Reinstate

Evidence of insurability satisfactory to us is required to reinstate. A premium is also required as a cost to reinstate. That premium must be no less than the amount necessary to produce a Policy account value equal to three times the Monthly Charges due on the Monthly Calculation Date which is on, or next follows, the date of reinstatement.

Policy After Reinstatement

The Policy will be reinstated on the Valuation Date on or next following the later of:

●	The date we approve the application; and
●	The date we receive the premium required to reinstate the Policy.

The Selected Face Amount when we reinstate the Policy will be the Selected Face Amount on the termination date. The account value will be the net premium paid to reinstate, less the Monthly Charges due. We do not reinstate Policy debt.

Our rights to contest the validity of, and terminate, this Policy begin again on the date of reinstatement. See the Representations And Contestability and Suicide Exclusion provisions.

SURRENDERS AND WITHDRAWALS

Right To Surrender

This Policy may be fully surrendered for its Cash Surrender Value at any time while the Insured is living. Surrender will be effective on the Valuation Date we receive a Written Request to surrender, unless You select a later effective date. If we receive Your surrender request on a date that is not a Valuation Date or after the Valuation Time on a Valuation Date, Your surrender will be effective on the next Valuation Date.

The Policy will terminate as of the effective date of the surrender.

Cash Surrender Value

The Cash Surrender Value of this Policy is equal to the account value less any Policy debt.

Making Withdrawals

A withdrawal may also be referred to as a partial surrender. After the first Policy Year, withdrawals may be made by Written Request at any time while the Policy is in force and the Insured is living. A withdrawal will be effective on the Valuation Date we receive the Written Request. Withdrawal requests received on a date that is not a Valuation Date or after the Valuation Time on a Valuation Date will be effective on the next Valuation Date. The request must state the account(s) from which the withdrawal will be made. For any withdrawal from the Separate Account, the request must also state the division(s) from which the withdrawal will be made. If this information is not provided, we will withdraw the amount pro rata from the Separate Account divisions and the Guaranteed Principal Account based on the non-loaned account values in each. The amount of a withdrawal includes the applicable withdrawal charge.

Withdrawals from the Guaranteed Principal Account will be made by reducing the value in that account to provide the amount of the withdrawal. Withdrawals from a division(s) of the Separate Account will be made by selling a sufficient number of accumulation units to provide the amount of the withdrawal.

Each withdrawal will be subject to the following rules:

●	The minimum amount of a withdrawal is $100;
●	A withdrawal charge of up to 2% of the amount of the withdrawal, but not more than $25, will be deducted from the amount of the withdrawal; and
●	The maximum total withdrawal amount cannot exceed:
○	90% of the account value; less
○	any outstanding Policy debt; less
○	an amount equal to (i) the most recent Monthly Charges multiplied by (ii) one plus the number of Monthly Calculation Dates remaining until the next Policy Anniversary Date.

If a withdrawal causes an increase in the amount of insurance that requires a charge, we will decrease the Selected Face Amount as needed to prevent an increase in the amount of insurance that requires a charge, unless we receive evidence of insurability satisfactory to us.

Revised Policy Specifications will be sent to the Owner to reflect these changes.

Example:	You make a withdrawal without furnishing us satisfactory evidence of insurability. Just before the withdrawal, Your Policy has a Selected Face Amount of $500,000 and an account value of $200,000. Under Death Benefit Option 1, the amount of insurance that requires a charge is $500,000 minus $200,000, or $300,000. If You make a withdrawal of $50,000, the account value would be reduced to $150,000. The amount of insurance that requires a charge would otherwise be increased to $350,000 ($500,000 - $150,000). To prevent this increase, the Selected Face Amount will be reduced to $450,000 and the amount of insurance that requires a charge will remain $300,000. (In this example, the Minimum Death Benefit is assumed to be less than the Selected Face Amount and the minimum annual interest rate is assumed to be zero.)

How We Pay

Any withdrawal or full surrender made will be paid in one sum.

We may delay paying any full surrender or withdrawal value from the Guaranteed Principal Account for up to six months from the date we receive a Written Request. If payment is delayed, interest will be added at an effective annual interest rate determined by us. The amount of interest will be computed at the rate for funds left on deposit with us that is applicable to individual life insurance policies, or if we have not established a rate for funds left on deposit, at the Two Year Treasury Constant Maturity Rate as published by the Federal Reserve. In determining the effective annual rate, we will use the rate in effect on the Valuation Date we receive a Written Request.

We may delay paying any full surrender or withdrawal value from the Separate Account during any period that:

●	The New York Stock Exchange (or its successor) is closed, except for normal weekend or holiday closings, or trading is restricted; or
●	The Securities and Exchange Commission (or its successor) determines that a state of emergency exists; or
●	The Securities and Exchange Commission (or its successor) permits us to delay payment for the protection of our Policy Owners.

LOANS

Right To Make Loans

Loans can be made on this Policy at any time while the Insured is living. However, the Policy must be properly assigned to us before the loan is made. No other collateral is needed. We refer to all outstanding loans plus accrued interest as “Policy debt.”

Effect Of Loan

The Guaranteed Principal Account consists of a loaned portion and a non-loaned portion. We hold all loan amounts and the interest earned thereon in the loaned portion. The remainder of the Guaranteed Principal Account is held in the non-loaned portion.

When a loan is requested, a transfer is made from the Separate Account and the non-loaned portion of the Guaranteed Principal Account to the loaned portion of the Guaranteed Principal Account. The amount of this transfer from each division of the Separate Account and the non-loaned portion of the Guaranteed Principal Account is in proportion to the values of the Policy in each of those divisions and in the non-loaned portion of the Guaranteed Principal Account at the time of the loan. Any such transfer is made by selling accumulation units in the division and applying the value of those units to the loaned portion of the Guaranteed Principal Account on the date the loan is made.

Any interest added to the loan will be treated as a new loan under this provision.

The amounts in the loaned portion and the non-loaned portion of the Guaranteed Principal Account will earn interest as described in the Fixed Account Value Of Policy provision.

Maximum Loan Available

For this Policy, the maximum amount that can be borrowed on any date is equal to:

●	100% of this Policy’s account value on that date; less
●	Any outstanding Policy debt; less

●	an amount equal to three times the most recent Monthly Charges.

Interest On Loans

The Annual Loan Interest Rate charged is the minimum annual interest rate on the fixed account value shown in the Policy Specifications plus an amount not more than the Maximum Loan Interest Rate Expense Charge shown in the Policy Specifications.

Interest is not due in advance. Interest is charged in arrears and is due on each Policy Anniversary Date. If interest is not paid when due, the interest will be treated as a new loan and will bear interest at the Annual Loan Interest Rate shown in the Policy Specifications.

Example:	You have a loan of $100,000 at an annual rate of 6%. The interest due on the Policy Anniversary Date is $6,000. If it is not paid on that date, we will treat the $6,000 as a new loan. The outstanding Policy debt will then be $106,000, and interest will be charged on this amount from then on.

Policy Debt Limit

Policy debt (including accrued interest) may not equal or exceed the Policy’s account value. If this limit is reached, we can terminate this Policy. To terminate for this reason we must mail written notice to the Owner and any assignee shown on our records at their last known addresses.

This notice will state the amount that will reduce the Policy debt to an amount that is less than the Policy debt limit. If we do not receive payment of such sum within 61 days after the date the limit is reached or, if later, 31 days after we have mailed a written notice to the Owner and any assignee shown on our records at their last known addresses, the Policy will terminate without value.

Repayment Of Policy Debt

All or part of any Policy debt may be repaid at any time while this Policy is in force. The repayment will be first applied to pay accrued interest until exhausted and any remainder will be applied to reduce the remaining Policy debt.

Any repayment of Policy debt will result in the transfer of Policy account value equal to the repayment out of the loaned portion of the Guaranteed Principal Account and the application of that amount to each division of the Separate Account and to the non-loaned portion of the Guaranteed Principal Account in accordance with the net premium allocation in effect.

Loan repayments must be clearly identified as such; otherwise, they will be considered premium payments.

Other Borrowing Rules

We may delay the granting of any loan amount coming from Guaranteed Principal Account for up to six months.

We may delay the granting of any loan amount coming from the Separate Account during any period that:

●	The New York Stock Exchange (or its successor) is closed, except for normal weekend or holiday closings, or trading is restricted; or

●	The Securities and Exchange Commission (or its successor) determines that a state of emergency exists; or
●	The Securities and Exchange Commission (or its successor) permits us to delay payment for the protection of our Policy Owners.

THIS POLICY IS NON-PARTICIPATING

This Policy is non-participating, which means it will not share in any dividends we pay or any surplus we may accrue from this Policy or any other Policies.

GENERAL PROVISIONS

Entire Contract

The Policy under which this Policy is issued is a legal contract between the Owner and us.

The entire contract consists of:

●	The Policy and all amendments, and the Policy application;
●	All attached rider(s) and endorsement(s), and applications; and
●	All supplemental application(s), including without limitation all applications to increase the Selected Face Amount and/or to change the Death Benefit Option.

We have issued this Policy in return for the Policy application and the payment of premiums for the Policy. Any change or waiver of the terms of the Policy must be in writing and signed by our Secretary or an Assistant Secretary to be effective.

Representations And Contestability

We rely on all statements made by or for the Insured in the applications. Those statements are considered to be representations and not warranties.

We reserve the right to bring legal action to contest the validity of this Policy including any riders and endorsements, or any Policy change requiring evidence of insurability, for any material misrepresentation of a fact. To do so, however, the misrepresentation must have been made in the initial application or in a subsequent application, and a copy of that application must have been attached to (or sent to the Owner for attachment to) and made a part of this Policy.

Except for any Policy change or reinstatement requiring evidence of insurability, we will not, in the absence of fraud, contest the validity of this Policy after the Policy has been in force during the lifetime of the Insured for a period of two years from its Issue Date.

For any Policy change requiring evidence of insurability, we will not, in the absence of fraud, contest the validity of the change after the change has been in effect for two years during the lifetime of the Insured.

If evidence of insurability is required to reinstate this Policy (see the Reinstatement section), our right to contest the validity of this Policy begins again on the date of reinstatement for statements made in the reinstatement application. We cannot, in the absence of fraud, contest the reinstated Policy after it has been in force during the lifetime of the Insured for a period of two years after the reinstatement date.

Misstatement Of Age [Or Gender]

If the Insured’s date of birth [or gender] as given in the Policy application is not correct, an adjustment will be made. If the adjustment is made when the Insured dies, the death benefit will reflect the amount provided by the most recent monthly insurance charge according to the correct age [or gender]. If the adjustment is made before the Insured dies, then future monthly deductions will be based on the correct age [or gender].

Meaning Of In Force

“In force” means that the insurance provided by the Policy has not terminated. The Policy will be in force from its Issue Date.

This Policy will continue in force to the Insured’s death if:

●	the Policy is not fully surrendered; and
●	the Policy has not terminated without value.

Paid-up Policy Date

The Paid-up Policy Date is shown in the Policy Specifications. It is the Policy Anniversary Date on or next following the Insured’s 95th birthday. Starting on this date and at all times thereafter, the amount of benefit provided by the Death Benefit Option will be the Minimum Death Benefit. Monthly Charges will continue to be deducted from the account value of the Policy but Cost of Insurance Charges will equal $0 and Face Amount charges will equal $0. Premium payments will no longer be accepted unless a payment is required to keep this Policy in force under the Grace Period and Termination provision.

Status For Federal Tax Purposes

This Policy is intended to qualify under Section 7702 of the Internal Revenue Code as a “life insurance contract” for federal tax purposes. To maintain its status as a “life insurance contract” we will monitor the Policy for compliance with the limits established by the Internal Revenue Code. In any Policy Year, we reserve the right to take any action we deem necessary to maintain the status of the Policy, including the right to refund premium or to distribute to You a portion of the account value. We may adjust the applicable limits to reflect any Policy change(s) we permit, but we may also restrict or deny any change to the Policy benefits (such as rider additions, rider removal or reduction, withdrawals, or face amount decreases) to the extent required to maintain the Policy’s status.

The 2017 CSO Mortality Tables provide a stated termination date of age 121. After the Insured’s 121st birthday, the Policy may not qualify as life insurance under federal tax law and may be subject to adverse tax consequences. You should consult with a tax advisor before choosing to continue the Policy after the Insured’s 121st birthday.

Annual Report

Each year, within 30 days after the Policy Anniversary Date, we will mail a report to the Owner. There will be no charge for this report. This report will advise the Owner of the status of this Policy. The report will contain at least the following information:

●	The beginning and end dates of the current report period.
●	The account value, if any, at the beginning of the current report period and at the end of the current report period.

●	The amounts that have been credited to or debited from the account value during the current report period.
●	The death benefit at the end of the current report period.
●	The Cash Surrender Value, if any, at the end of the current report period.
●	The amount of any Policy debt at the end of the current report period.
●	When applicable, a notice that further Premium payments must be made to maintain insurance in force until the end of the next reporting period.

This report will also include any additional information required by applicable law or regulation.

Conformity With Interstate Insurance Product Regulation Commission Standards

This Policy was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards. Any provision of this Policy that, as of the provision’s effective date, is in conflict with the Interstate Insurance Product Regulation Commission Standards for this product type is hereby amended to conform to the Interstate Insurance Product Regulation Commission standards for this product type as of the provision’s effective date.

Amending This Policy

This Policy may be amended as may be required to meet the definition of “life insurance” under the Internal Revenue Code.

Evidence of insurability is not needed to amend this Policy in accordance with this provision.

NOTES ON OUR COMPUTATIONS

Net Investment Factor

The net investment factor for each division of the Separate Account is determined by dividing A by B where:

A equals: (i) the net asset value per share of each investment fund held by a division for the current Valuation Period; plus (ii) any dividend per share declared on behalf of such investment fund that has an ex-dividend date within the current Valuation Period; plus (iii) the cumulative charge or credit for taxes reserved which is determined by us to have resulted from the operation or maintenance of the division; and

B equals: the net asset value per share of the investment fund held by the division for the immediately preceding Valuation Period.

Accumulation Unit Value

The value of an accumulation unit in each division was set at $1.00000000 on the first Valuation Date selected by us. The value on any Valuation Date thereafter is equal to the product of the net investment factor for that division for the Valuation Period which includes that Valuation Date and the accumulation unit value on the preceding Valuation Date.

The accumulation unit value may increase or decrease from Valuation Date to Valuation Date.

Adjustments Of Units And Values

We have the right to split or consolidate the number of accumulation units credited to the Policy, with a corresponding increase or decrease in the unit values. We may exercise this right whenever we consider an adjustment of units to be desirable. However, strict equity will be preserved in making any adjustment. No adjustment will have any material effect on the benefits, provisions or investment return of the Policy, or on the Owner, Insured, any Beneficiary, any assignee or other person, or on us.

Basis Of Computation

The Basis Of Computation is the monthly insurance table and interest rate we use to determine:

●	The maximum Cost of Insurance Charges; and
●	The minimum annual interest on the fixed account value of the Policy.

The Basis Of Computation for the Cash Surrender Value, for the maximum Cost of Insurance Charges, and for the minimum annual interest rate on the fixed account value of this Policy is shown in the Policy Specifications. The maximum monthly insurance table shown in the Policy Specifications reflects any substandard rating or flat extra.

A detailed statement of the method of computing Policy values has been filed with the Interstate Insurance Product Regulation Commission.

C.M. Life Insurance Company

Springfield, MA 01111-0001

Flexible Premium Variable Adjustable Life Insurance Policy

This Policy provides that:

Insurance is payable upon death of the Insured.

Within specified limits, flexible premiums may be paid during the Insured’s lifetime.